Exhibit 6.15

Certain information in this document has been omitted where indicate by [***].

Execution copy

[SK 2024-1046]

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”), effective as of the date of the last signature below (“Effective Date”), is between Memorial Sloan-Kettering Cancer Center, Memorial Hospital for Cancer and Allied Diseases, and Sloan-Kettering Institute for Cancer Research, each a not-for-profit corporation of the State of New York having offices at 1275 York Avenue, New York, NY 10065 ( collectively “MSK”) and Promicell, Inc., a Delaware corporation with offices at 3350 Virginia Ave., 2nd Floor, Miami FL 33133 (“Sponsor” or “Promicell”). MSK and Sponsor may be individually referred to as a “Party”, and collectively as the “Parties”.

WHEREAS, Sponsor is a pharmaceutical company; and

WHEREAS, Sponsor desires to provide support for certain research to be conducted at MSK; and

WHEREAS, MSK, a premier cancer center, has valuable skill, experience, and the necessary expertise to conduct such research;

WHEREAS, the performance and support of such research is of mutual interest and benefit to Sponsor and MSK, and is consistent with the academic, research, and public service objectives of MSK as a nonprofit, tax-exempt institution; and

WHEREAS, MSK and Sponsor have entered into a license agreement contemporaneously herewith (the “License Agreement”).

NOW THEREFORE, in consideration of the foregoing recitals, mutual agreements, and promises set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.	SPONSORED RESEARCH.

1.1.	Research Plan. Subject to Sponsor providing in a timely manner the support described in Appendix B, MSK will exercise diligence and make reasonable efforts to carry out the research program specified in Appendix A, which is incorporated herein by reference (the “Sponsored Research”).

1.2.	Compensation. Study Budget. Sponsor will provide the financial support for the Sponsored Research as detailed in the budget Appendix B which is incorporated herein by reference, (the “Budget”). If, at any time, a Party has reason to believe that the cost of the Sponsored Research will exceed the amount set forth in the Budget, such Party will notify the other Party, giving a revised budget for completion of the Sponsored Research.

1.3.	MSK agrees to promptly advise Sponsor of any change in the employment status or availability of the Principal Investigator that could have a material adverse impact on the Sponsored Research. If the Principal Investigator ceases to be affiliated with MSK or otherwise becomes unavailable to direct the Sponsored Research, MSK will be entitled to replace the Principal Investigator with a qualified researcher reasonably acceptable to Sponsor.

2.	ANIMAL STUDIES

2.1.	Should warm-blooded animals be used in the Sponsored Research, MSK will comply with the applicable portions of the Animal Welfare Act (P.L. 99-158) and will follow the guidelines prescribed in the Public Health Services Policy on Humane Care and Use of Laboratory Animals.

2.2.	MSK’s Animal Care and Use program does not conduct studies subject to the FDA Good Laboratory Practice (GLP) regulations. As a result, nonclinical studies conducted at MSK are not GLP studies. Since MSK does not incorporate GLP into its standard animal care, results obtained from animal studies at MSK cannot be described as GLP compliant and should not be so described in applications to the FDA or in other documents.

3.	CONFIDENTIALITY

3.1.	Confidential Information. Before or during the Term, one Party (the “Disclosing Party”) may provide proprietary or confidential information necessary to the other Party (the “Receiving Party”) for the purposes of performing under this Agreement. Accordingly, “Confidential Information” is: (a) data and other information that is disclosed by the Disclosing Party to the Receiving Party under this Agreement, before or during the Term, and which relates to the subject matter of this Agreement, regardless of whether the information is disclosed in writing, orally, graphically, electronically, or in any other manner, but not including Results; and (b) any information disclosed under this Agreement that is of a character reasonably regarded as confidential and/or proprietary in the applicable industry. The Receiving Party acknowledges and agrees that the Disclosing Party reserves all rights in and to the Disclosing Party’s Confidential Information and no disclosure of Confidential Information hereunder shall constitute a license, assignment, or any other rights, expressed or implied, to the Disclosing Party’s Confidential Information, except as expressly provided in this Agreement.

3.2.	Confidentiality Obligation. All Confidential Information disclosed under this Agreement will be held in confidence by the Receiving Party during the Term of this Agreement and for a period of five (5) years following termination or expiration of this Agreement. The Receiving Party shall maintain the confidentiality of the Disclosing Party’s Confidential Information with at least the same degree of care as it maintains the confidentiality of its own confidential information, and in any event, not less than a reasonable standard of care.

3.3.	Non-Use Obligation. The Receiving Party may disclose the Disclosing Party’s Confidential Information to the Receiving Party’s Affiliates and the directors, officers, employees, contractors, and consultants of the Receiving Party (collectively, “Representatives”) who have a need to know the Confidential Information, as needed for and only in connection with the performance under this Agreement, after advising each of the obligations under this Agreement, and who are bound by obligations of confidentiality and non-use no less protective of the Confidential Information than the terms contained in this Agreement. At no time shall a Receiving Party use Disclosing Party’s Confidential Information for any purpose other than as described herein, or disclose such Confidential Information to any third party without the prior written consent of Disclosing Party. The Receiving Party will be responsible for any breach of this Agreement caused by its Representatives. With respect to this Agreement, the term “Affiliate” shall have the meaning set forth in the License Agreement.

3.4.	Exclusions. The obligations set forth herein shall not apply to any portion of Confidential Information which: (a) is or later becomes publicly known through lawful means not in violation of this Agreement by Receiving Party; (b) was known or possessed by the Receiving Party, as established by documentary evidence, prior to receipt from the Disclosing Party and without being subject to an obligation to keep such Confidential Information confidential; (c) is lawfully obtained without restriction from a third party who had the legal right to disclose the same to the Receiving Party; (d) is independently developed by the Receiving Party, as established by documentary evidence, without the use or benefit of Confidential Information; or (e) is publishable in accordance with Section 4.2 (Publication). For the avoidance of doubt, if any Confidential Information disclosed to Sponsor by MSK under this Agreement is also Licensed Know-How under the License Agreement, the provisions of this Section 3 do not prohibit Sponsor from exercising its license rights under the License Agreement. If the Receiving Party is required by applicable law, judicial order or governmental regulation, then the Receiving Party will be permitted to disclose (and the Receiving Party shall not be required to destroy) any of the Disclosing Party’s Confidential Information that is required to be disclosed by such applicable law, judicial order or governmental regulation in connection with a legal or administrative proceeding (including in connection with any regulatory approval process), provided that the Receiving Party: (x) notifies the Disclosing Party of any such disclosure requirement as soon as practicable and in any case before any such disclosure; (y) reasonably cooperates with the Disclosing Party (at the Disclosing Party’s cost) so that the Disclosing Party may seek a protective order or other remedy in respect of any such disclosure; and (z) furnishes only that portion of the Confidential Information which the Receiving Party is legally required to disclose.

3.5.	Return or Destruction. Upon request by the Disclosing Party, the Receiving Party must destroy or return to the Disclosing Party all of the Disclosing Party’s Confidential Information in tangible form, including without limitation all copies, translations, interpretations, derivative works and adaptations thereof, in the Receiving Party’s or its Representatives’ possession and confirm in writing to the Disclosing Party the destruction of such Confidential Information. This provision shall not apply to require purging of backup systems or records held for legal or compliance reasons that are not readily accessible for commercial purposes.

3.6.	Injunctive Relief. Each Party acknowledges that disclosure or improper use of the Confidential Information may cause the other Party immediate and irreparable harm. Without limiting the following, each Party agrees that the other Party may seek equitable relief in addition to any other remedies available.

3.7.	Privacy. The Parties do not intend to share any Protected Health Information (PHI), as defined by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and the regulations promulgated thereunder. If, despite MSK’s diligent efforts to disclose only De-Identified data which does not constitute PHI, MSK inadvertently discloses any PHI to Sponsor, Sponsor agrees to promptly notify MSK, and to use good faith efforts to mitigate the error, including by securely returning or destroying such PHI at MSK’s instruction. Sponsor further agrees that for the time period that Sponsor is in possession of such PHI, Sponsor shall maintain the confidentiality of such PHI and shall take reasonable measures to prevent its further disclosure. MSK will make all attempts to ensure that any information revealing a patient’s identity attached to patient samples or results from the Sponsored Research are removed. Should Sponsor be exposed to PHI despite MSK’s effort to de-identify any such information, Sponsor agrees to use good faith efforts to delete such PHI and further agrees that there shall be no time limit on the Parties’ obligation to maintain the confidentiality of PHI, including information whose identifiers may be ascertained by the exercise of reasonable effort through investigation. PHI shall be protected in compliance with all applicable regulations, rules and statutes including the Health Insurance Portability and Accountability Act of 1996 and regulations, laws and guidelines related thereto. Sponsor agrees to refrain from publishing or disclosing any part of such confidential PHI for any purpose. PHI must be maintained in confidence indefinitely. Sponsor shall require that its personnel respect the confidential nature of all medical information relating to MSK patients. Sponsor shall ensure that its personnel have been informed of, and shall comply with all applicable laws, rules, and regulations governing confidentiality, disclosure, and re-disclosure requirements of federal, state, and local laws, rules and regulations, and the standards of The Joint Commission, including but not limited to those provisions concerning HIV, genetic testing, alcohol or drug abuse, and mental health.

4.	RESULTS, REPORTS, & PUBLICATION.

4.1.	“Results” means data and information generated from the performance of the Sponsored Research during the term of this Agreement. Results expressly exclude Inventions. MSK will provide the Sponsor with a final report of a summary of the data from the Results within [***] days of the completion of the Sponsored Research and any periodic progress reports specified in Appendix A (“Reports”). For clarity, the Reports provided to Sponsor shall not include raw data, provided that upon Sponsor’s reasonable request made within [***] days of MSK’s provision to Sponsor of the last Report, MSK will make available to Sponsor raw data that is reasonably available, subject to Sponsor’s agreement to reimburse MSK for costs incurred to provide same. MSK owns all Results and Reports, and they are Confidential Information of MSK. Sponsor shall have the right to use the Results and Reports only as set forth in the License Agreement.

4.2.

Publication. MSK is free to publish the Results. MSK will submit for review a copy of the proposed publication on the Results (including abstracts, or presentation to a journal, editor, meeting, seminar or other third party) to Sponsor at least [***] days prior to publication or presentation. A proposed publication disclosed to Sponsor hereunder is MSK’s Confidential Information prior to actual publication. Sponsor shall hold such disclosure on a confidential basis and shall not disclose the information to any third party, or use the information, without the prior written consent of MSK. If no response is received from Sponsor within those [***] days, it may be conclusively presumed that the publication may proceed without delay. Such delay will not, however, be imposed on the filing of any student thesis or dissertation.

4.2.1.	If Sponsor determines such proposed publication contains Sponsor’s Confidential Information, it shall notify MSK within such [***] day review period and MSK shall delete such Sponsor Confidential Information before proceeding with its planned publication. Upon MSK’s request, Sponsor and MSK shall work in good faith to develop substitute language that is scientifically comparable but does not disclose Sponsor’s Confidential Information. For the purpose of this provision only, the term Confidential Information shall not include the Sponsored Research data, results, materials, or description of the Sponsored Research methodology necessary for a meaningful publication, which may otherwise come within the definition of Confidential Information contained in Section 3 (Confidentiality).

4.2.2.	If Sponsor determines and requests that the proposed publication or presentation contains patentable subject matter, MSK will delay the publication or presentation for a period of time not to exceed [***] days to allow the filing of appropriate patent applications relating to such subject matter.

4.2.3.	Subject to Section 3.4, until the results of the Sponsored Research are published, neither Party will without the written consent of the other Party (a) issue a press release, advertisement or promotional material that references the Sponsored Research or its results, or (b) make any public verbal claim or statement through radio, television, or public interview regarding the outcome of the Sponsored Research. For clarity, the preceding sentence does not limit disclosure or discussion of the Sponsored Research or its results in academic or scientific channels, or in any way limit disclosure or discussion of the underlying science.

4.3.	Copyrights. Title to any copyright or copyrightable material first produced or composed in the performance of the Sponsored Research will remain with, or be assigned to, MSK.

5.	INTELLECTUAL PROPERTY.

5.1.	Inventions. “Invention” means any invention that is within the scope of the Sponsored Research and is first conceived and reduced to practice during the performance of the Sponsored Research, that is or may be patentable or otherwise protectable under Title 35 of the United States Code. Ownership of an Invention shall track inventorship and inventorship of Inventions shall be determined according to United States patent law. Sponsor owns the entire right, title and interest in and to all Inventions developed solely by Sponsor personnel (“Sponsor Invention”). An Invention that is jointly developed by MSK and Sponsor personnel will be jointly owned (“Joint Invention”). MSK owns the entire right, title, and interest in and to all Inventions developed solely by MSK personnel (“MSK Invention”).

5.2.	Disclosure. Under MSK policy, inventions and discoveries which result from research or other activities carried out at MSK or with the substantial aid of its facilities or funds administered by it, are disclosed to MSK and are the property of MSK. If an Invention, is disclosed to MSK and MSK believes that it may be amenable to patenting and/or licensing, the MSK Office of Technology Development, in accordance with MSK policies and practices, will promptly notify Sponsor, thereby creating a “Disclosure”. Sponsor shall hold the Disclosure on a confidential basis and shall not disclose the information to any third party, or use the information, without the prior written consent of MSK. Sponsor shall disclose to MSK any Joint Inventions.

5.3.	Other Intellectual Property. Nothing contained in this Agreement shall affect, either directly or by implication, estoppel, or otherwise, the pre-existing rights of either Party in intellectual property developed prior to the Effective Date of this Agreement, or intellectual property developed outside of this Agreement.

5.4.	Commercialization. Except as provided by the License Agreement, Sponsor shall not submit regulatory filings for marketing approval, or commercialize or create or improve a commercial product that makes use of Results or Inventions without first executing a definitive revenue sharing agreement with MSK to sufficiently compensate MSK for its contributions.

6.	License; Option.

6.1.	License. Patents claiming Inventions (including Joint Inventions) within the Field (as defined in the License Agreement) will be included in the Non-Exclusive Patent Rights and licensed to Sponsor under the license granted to Non-Exclusive Patent Rights in the License Agreement. Inventions shall be Licensed Know-How under the License Agreement pending grant of a patent.

6.2.	Option. In addition to the license provided in Section 6.1, MSK grants Sponsor the first option to negotiate for additional commercial licenses to (i) Inventions and Patents, and (ii) MSK’s rights in Inventions that are Joint Inventions.

6.3.	Option Period. The options granted in Section 6.2 begin on the date Sponsor receives the relevant Disclosure and ends [***] from that date (the “Option Period”).

6.4.	Negotiation Period. If Sponsor elects to exercise the option, Sponsor will provide MSK written notice of said election (the “Notice”). Upon receipt of the Notice by MSK, the Parties will endeavor to negotiate in good faith, an acceptable license agreement within [***] days (the “Negotiation Period”). Licenses elected and negotiated by Sponsor are effective as of the date the Parties sign a separate license agreement, which will contain indemnity, insurance, and no-warranty provisions, in addition to other terms and conditions following the form of the License Agreement. If the Negotiation Period expires and a license agreement has not been negotiated, all rights will remain with MSK.

7.	PATENT PROSECUTION. MSK shall control the preparation and prosecution of all patent applications and the maintenance of all patents related to MSK Inventions and Joint Inventions. Sponsor shall, within [***] days upon receipt of the Disclosure, (i) determine whether to exercise its Option and (ii) request MSK to file and prosecute any patent application, domestic or foreign, on the Invention described in the Disclosure.

7.1.	If Sponsor requests MSK to file and prosecute such patent applications, Sponsor shall bear all costs incurred in the preparation, filing, prosecution and maintenance of U.S. and foreign applications directed to said Invention and the cost of any activities investigating patentability. MSK shall keep Sponsor advised as to all developments regarding said application(s) and shall timely provide to Sponsor copies of all documents received and/or filed in connection with the filing, prosecution or maintenance thereof in reasonable time, subject to statutory deadlines.

7.1.1.	Sponsor may elect to discontinue its financial support of such prosecution and/or maintenance, provided Sponsor notifies MSK in writing of such decision to discontinue reasonably in advance of MSK’s need to respond to any statutory deadlines.

7.1.2.	If Sponsor elects to discontinue the financial support of such prosecution and/or maintenance, then Sponsor thereby waives and gives up any right it may have under this Agreement to license the related Invention and MSK may proceed with such preparation and prosecution at its own cost and expense. Notwithstanding anything to the contrary, Sponsor shall have no right to use, license or sublicense any Invention that is a Joint Invention for economic gain until it has reimbursed MSK for all fees and expenses incurred by MSK in connection with the patent or other intellectual property protection which applies to such use, license or sublicense.

8.	TERM AND TERMINATION.

8.1.	Term. This Agreement commences on the Effective Date and continues thereafter until the earlier of: (a) the [***] anniversary of the Effective Date; or (b) completion of Sponsored Research (the “Term”), unless earlier terminated in accordance with Section 8.

8.2.	Termination.

8.2.1.	Either Party, in its sole discretion, may terminate this Agreement at any time, without cause, by providing at least [***] days’ prior written notice to the other Party.

8.2.2.	This Agreement may be terminated, effective immediately upon written notice to the other Party:

(a) by either Party, if the other Party materially breaches any provision of this Agreement and either such breach cannot be cured or, if such breach can be cured, it is not cured by the other Party within thirty (30) days after receipt of written notice of such breach;

(b) by either Party, if the other Party (A) becomes insolvent, (B) is generally unable to pay, or fails to pay, its debts as they become due, (C) files, or has filed against it, a petition for voluntary or involuntary bankruptcy or pursuant to any other insolvency law, (D) makes or seeks to make a general assignment for the benefit of its creditors, or (E) applies for, or consents to, the appointment of a trustee, receiver or custodian for a substantial part of its property or business;

(c) by either Party, if the other Party is found guilty or liable for billing fraud or abuse or related offenses with regard to services provided hereunder by any governmental agency or professional organization having jurisdiction thereof;

(d) by either Party, if the other Party, or an officer, director or employee of such Party, is excluded, suspended or terminated from participation in any Federal Health Care Program or convicted of a health care-related felony, or suffers a loss or suspension of a provider license or a loss of credentials for stated quality reasons; or

(e) by either Party, if the other Party has violated any other material term of Section 13 under such Party’s responsibilities in this Agreement.

8.2.3	To the extent the performance of any covenant, condition or provision of this Agreement (A) jeopardizes the licensure of either Party or either Party’s accreditation by The Joint Commission or any other accreditation organization, (B) jeopardizes either Party’s participation in Medicare, Medicaid or other federal, state or commercial reimbursement or payment program, (C) jeopardizes the tax exempt status of either Party or any of such Party’s subsidiaries or affiliates, (D) violates any statute, ordinance or otherwise is deemed illegal or fraudulent under federal, state or local laws, (E) is deemed unethical by any recognized body, agency or association in the medical or laboratory fields, either party may, by written notice to the other party, initiate negotiations to amend this Agreement to remove such jeopardy, violation, unethical practice or illegality; and if a mutually agreed upon amendment is not executed by the parties no later than [***] days from the date of the original, this Agreement shall immediately terminate.

8.3.	Effect of Termination.

8.3.1.	Upon termination or expiration of this Agreement for any reason:

(a) The Sponsor will reimburse MSK for all expenses incurred up to the date of termination, including, but not limited to, all non-cancellable obligations, and shall pro-rate financial support due based upon actual work performed and expenses committed.

(b) Each Party shall return to the other Party all documents and tangible materials (and any copies thereof) containing, reflecting, incorporating or based on the other Party’s Confidential Information, and permanently erase all of the other Party’s Confidential Information from its computer systems; provided, however, that a party may retain a copy of the Confidential Information for archival purposes only.

8.3.2.	Termination of this Agreement by either Party shall not affect the rights and obligations of the Parties that accrued prior to the effective date of such termination. In the event of termination or expiration of this agreement, the rights and obligations of the parties set forth in this Section and the following Sections shall survive the expiration or termination of this Agreement: 3, 9, 14, 15, 17, and 19.

8.3.3.	If MSK terminates this Agreement under Section 8.2.2, or if Sponsor terminates this Agreement under Section 8.2.1, MSK may on notice to Sponsor terminate the License Agreement.

9.	INDEMNIFICATION. The Sponsor will defend, indemnify and hold MSK, the MSK Investigator and any of MSK’s employees, trustees, officers, Affiliates and agents, harmless from any claim, suit, loss, cost, damage, liability or expense arising out of Sponsor’s (including Sponsor’s employees, Affiliates, contractors, licensees or agents) performance or actions under this Agreement, the Sponsor’s use of any information, results, or deliverables, MSK’s use of Sponsor Resources for the purposes provided by Sponsor, and/or claims by or relating to Sponsor Staff. Such defense will be conducted by attorneys reasonably acceptable to both Parties. Sponsor may not settle any claims admitting MSK’s fault without MSK’s express prior written approval. MSK at all times reserves the right to intervene and control the proceeding by selecting and retaining counsel of its own and at its own expense to defend MSK’s interests.

10.	COMPLIANCE WITH LAWS. Each Party represents and warrants that such party is in full compliance with all applicable federal, state, local, and applicable credentialing bodies’ laws, ordinances, rules, regulations and orders (“Applicable Laws”). By entering into this Agreement, the Parties specifically intend to comply with all Applicable Laws, rules and regulations as they may be amended from time to time, including but not limited to all laws, rules, and regulations pertaining to: (i) Medicare, Medicaid, and other federally funded state entitlement programs promulgated by the United States Department of Health and Human Services including its Office of the Inspector General and the Centers for Medicare and Medicaid Services; (ii) all rules, regulations and standards promulgated by The Joint Commission; (iii) the federal anti-kickback statute (42 U.S.C. 1320a-7(b)) and the related safe harbor regulations; and (iv) the limitation on certain physician referrals, also referred to as the “Stark Law” (42 U.S.C. 1395nn). Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business of the ordering of items or services; nor are the payments intended to induce illegal referrals of business. Each Party shall maintain compliance with all Applicable Laws as they now exist or as they may be subsequently amended, renumbered, revised or promulgated, throughout the term of this Agreement, and to use its best efforts to notify the other Party of any change in the Applicable Laws of which it becomes aware that might affect the obligations of either party under this Agreement. In the event of a violation by a Party of the Applicable Laws, or an investigation into an alleged violation, Sponsor and MSK shall each take all measures necessary to promptly remedy any such violation with the other party and its legal representatives in the investigation and defense of any such claim or action, to the extent that the parties’ interests are not adverse to one another. If as a result of a change in law or otherwise this Agreement is reasonably determined by legal counsel of a Party to violate, or present an unacceptable risk of violating, any federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to any provision which is in, or which presents an unacceptable risk of, violation. The Parties acknowledge that rights of MSK may be subject to statutory rights of agencies of the United States government under terms of 35 USC §§200- 212 or other statutes, or rights of other funding agencies.

11.	COMPLIANCE WITH ANTI-KICKBACK AND ANTI-SELF REFERRAL LAWS. The Parties agree and acknowledge that nothing in this Agreement contemplates or requires, or is intended to be an obligation or inducement for, the purchase, lease, or order of any good, facility, service or item, or the recommending of or arranging for the purchase, lease or order of any good, facility, service or item, for which payment may be made in whole or in part under a federal health care program. All consideration under this Agreement is consistent with fair market value in an arms’-length transaction for the goods or services provided, and has not been determined in a manner that takes into account the volume or value of any referrals or other business between the Parties for which payment may be made by a federal health care program.

12.	STATUS AND AUTHORITY. Each Party represents and warrants that it has full power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Party of this Agreement, the performance by such Party of its obligations hereunder and the consummation by such Party of the transactions contemplated hereby have been duly authorized by all requisite action on the part of such Party. This Agreement has been duly executed and delivered by such Party, and (assuming due authorization, execution and delivery by the other Party) this Agreement constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with the Agreement’s terms.

Each Party additionally represents and warrants that the execution, delivery and performance by such Party of this Agreement and the consummation of the transactions contemplated hereby do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of such Party; (b) conflict with or result in a violation or breach of any provision of any law or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental authority (“Governmental Order”) applicable to such Party; or (c) require the consent, notice or other action by any individual or entity under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract or permit to which such Party is a party or by which such Party is bound. No consent, approval, permit, Governmental Order, declaration or filing with, or notice to, any governmental authority is required by or with respect to such Party in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Each Party shall perform its obligations under this Agreement in a professional and diligent manner, consistent with industry standards and good business practices, and in compliance with all applicable laws, rules and regulations.

13.	FEDERAL OR STATE HEALTH CARE PROGRAM COMPLIANCE.

13.1.	Sponsor and its Affiliates and their respective employees, agents or, consultants represent and warrant that they have not been excluded from participation in a federal or state health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in a federal or state health care program. Sponsor agrees to refrain from employing or contracting, for purposes of providing any work or services to MSK, with any individual or entity known by Sponsor to be sanctioned, suspended or excluded from participation in any federal or state health care program.

13.2.	Sponsor and its Affiliates and their respective employees, agents or, consultants represent and warrant that (i) they are not under investigation by any federal, state, or local agency or entity, (ii) there are no outstanding Governmental Orders against Sponsor and (iii) to the best of Sponsor’s knowledge, there are no pending or threatened debarments or exclusions of Sponsor from any federal or state health care program. In addition, the Sponsor will inform MSK immediately in the event the Sponsor becomes the subject or target of any such investigation, Governmental Order or pending or threatened debarment or exclusion.

13.3.	Sponsor represents and warrants it maintains an internal compliance program to ensure that its activities comply with all federal, state, or local laws. As part of this compliance program, the Sponsor conducts: (a) screenings of federal and state sanction lists of excluded individuals/entities, including the Office of Inspector General of the United States Department of Health and Human Services’ List of Excluded Individuals/Entities, in accordance with regulatory requirements to ensure that its officers, directors, employees, agents, consultants, contractors, and subcontractors and those entities with whom Sponsor intends to conduct business are not Ineligible Persons. Sponsor will immediately notify MSK in the event that the Sponsor finds that one of its officers, directors, employees, agents, consultants, contractors, and subcontractors is an Ineligible Person. Sponsor will defend, indemnify and hold harmless MSK for any and all inter-party and/or third party claims, lawsuits, assessments, investigations, remediation actions, judgments, settlements, fines, reasonable attorneys’ fees, overpayments or expenses arising out of, relating to, or in connection with such exclusion. For purposes of this Agreement, an “Ineligible Person” shall include an individual or entity who (a) is currently excluded from participation in any federal or state health care program or (b) has been convicted of a criminal offense that falls within the scope of 42 U.S.C. § 1320a-7(a) but has not yet been excluded.

14.	DISCLAIMER OF WARRANTIES/LIABILITY LIMITATION. ANY RESULTS, REPORTS, MATERIALS, INVENTIONS, INTELLECTUAL PROPERTY, PROPERTY OR RIGHTS GRANTED, GRANTED ACCESS TO, OR PROVIDED BY MSK PURSUANT TO THIS AGREEMENT ARE ON AN “AS IS” BASIS. MSK MAKES NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AS TO ANY MATTER INCLUDING, BUT NOT LIMITED TO, WARRANTY OF FITNESS FOR PARTICULAR PURPOSE, MERCHANTABILITY, EXCLUSIVITY OR TO FREEDOM FROM INTELLECTUAL PROPERTY INFRINGEMENT. MSK IS NOT LIABLE TO SPONSOR FOR LOST PROFITS, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR INABILITY TO USE SAID INTELLECTUAL PROPERTY OR ANY APPLICATIONS AND DERIVATIONS THEREOF. SPONSOR AGREES THAT IT WILL NOT MAKE ANY WARRANTY ON BEHALF OF MSK, EXPRESSED OR IMPLIED, TO ANY PERSON.

15.	NO PUBLICITY. Except as otherwise required by law or regulation, or as permitted under Section 4.2, neither Party shall, without the prior written consent of the other Party, use in any advertising, publicity, or otherwise, the name, trademark, logo, symbol, other image of the Party or any of its affiliates, departments, directors, officers, employers, or agents. A Party that desires to issue a press release relating to the Sponsored Research shall submit a copy of the proposed press release to the other Party for review at least eight (8) business days in advance of proposed publication. Following the review of the proposed press release for the maximum period of time specified above, the submitting Party will be free to publish the press release unless it receives a written objection from the other Party specifying the basis for the objections.

16.	INSURANCE. Each Party will maintain insurance in type and amount sufficient to satisfy its obligations under this Agreement.

17.	NOTICES. All notices, requests, consents, claims, demands, waivers and other communications given pursuant to the terms and provisions hereof (each, a “Notice”) will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed by certified or registered mail (in each case, return receipt requested, postage pre-paid). Notices must be sent to the respective Parties at the addresses below (or at such other address for a Party as shall be specified in a Notice given in accordance with this Section).

If to MSK	If to Sponsor

Memorial Sloan Kettering Cancer Center	Promicell, Inc.
Attn: Miltiadis Sougioultzoglou
Attn: Yashodhara Dash, MBBS, MBA, PhD	3350 Virginia St., 2nd Floor Miami, FL 33133
Vice President, Technology Management & Commercialization
1275 York Avenue, Box 524
New York, NY 10065

with a copy to:	with a copy to:
mitiadis@promicell.com

Office of Technology Development Attn: Hilary Libka, Esq.
Chief Intellectual Property Counsel & Associate General Counsel
633 Third Avenue, 28th Floor
New York, NY 10017

A Party may change its contact information immediately upon written notice to the other Party given in the manner provided in this Section.

18.	Tax Exempt Status. MSK is a nonprofit 501(c)(3) corporation. Sponsor agrees that if this Agreement is subject to taxation by any governmental authority, Sponsor will pay these taxes in full. MSK will have no liability for the payment of any taxes.

19.	Governing Law and Venue. This Agreement, and all claims arising out of, relating to or in connection with this Agreement, are governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts of law principles. Any legal suit, action or proceeding arising out of, relating to or in connection with this Agreement, or the relationship between the Parties hereto, are subject to the exclusive jurisdiction of and venue in the federal and state courts within New York County, New York, and each Party hereby irrevocably submits to the exclusive jurisdiction and venue of these courts for any such legal suit, action or proceeding and the Parties hereby waive, and agree not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the suit, action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper or that this Agreement or the subject matter hereof may not be enforced in or by such court.

20.	Construction. The Agreement title and section headings are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text. In this Agreement, the singular shall include the plural and the neutral gender shall include the masculine and feminine genders, and vice versa, unless the context otherwise requires. Unless otherwise specified, references to sections, schedules and exhibits in this Agreement are to the sections of, and schedules and exhibits attached to, this Agreement. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. For purposes of this Agreement, (a) any list or examples following the words “include,” “includes,” and “including” shall be interpreted without limitation to the generality of the preceding words; and (b) the word “or” is not exclusive.

21.	Independent Contractor. Each Party agrees that such Party is an “independent contractor” of the other. Neither Party hereto shall be deemed to be an agent, partner, employee or joint venturer of the other for any purpose as a result of this Agreement or any transaction contemplated by this Agreement. Neither Party hereto shall have any express or implied right or authority to assume or create any obligation on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party, and each Party agrees that it shall conduct itself so as not to act or purport to act on behalf of the other.

22.	No Waiver. No action or inaction by either Party shall be construed as a waiver of such Party’s rights under this Agreement or as provided by applicable law. No term of this Agreement may be waived except by an express agreement in writing, identified as a waiver to this Agreement, signed by the waiving Party. The failure or delay of a Party in enforcing any of its rights under this Agreement shall not be deemed a continuing waiver of such right. The waiver of one breach hereunder shall not constitute the waiver of any other or subsequent breach.

23.	No Assignment. Neither Party shall assign, transfer, convey, or otherwise dispose of this Agreement or their right or obligation under this Agreement to any third party without the prior written approval of the other Party, provided that Sponsor may assign this Agreement together with a permitted assignment by it of the License Agreement. Any purported assignment in violation of this Section shall be null and void, and the non-assigning Party shall be entitled to terminate this Agreement immediately, with the effective date of such termination being the date of such purported assignment. No assignment shall relieve the assigning Party of any of its obligations hereunder unless the non-assigning Party enters into a novation releasing the assigning Party of its obligation under the Agreement. Any termination pursuant to this Section 23 is without prejudice to the non-assigning Party’s claim for damages.

24.	Validity and Severability. If any one or more of the provisions contained in this Agreement is found, for any reason, to be invalid, illegal, or unenforceable in any jurisdiction in any respect, then and in any such event, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. The Parties shall use good faith efforts to restate the invalid, illegal or unenforceable provision(s) to reflect the original intentions of the Parties as nearly as possible in a mutually acceptable manner in accordance with applicable laws.

25.	No Third Party Beneficiaries. Except as otherwise specifically set forth, this Agreement is not intended to benefit or be enforceable by any individual or entity other than the Parties and their respective successors and permitted assigns. No third party shall obtain any right under this Agreement, or shall by reason of any provisions herein, make any claim against any of the Parties.

26.	Independent Developments. Nothing contained in this Agreement will prevent either Sponsor or MSK from entering into research projects with third parties which are similar to the Sponsored Research herein, or from independently developing (either through third parties or through the use of its own personnel), or from acquiring from third parties, technologies or products which are similar to and competitive with Inventions resulting from the Sponsored Research. Further, nothing herein will be construed to grant either Party any rights in any such independently developed technologies or products so developed or acquired as described in this section or any rights to the revenues or any portion thereof derived by the other from the use, sale, lease, license or other disposal of any such technologies or products. Furthermore, nothing herein will preclude either Party from transferring any such technologies or products to others including to users of the Inventions resulting from the Sponsored Research.

27.	Export Controls. Each Party agrees to abide by all U.S. Export Control laws and regulations, including but not limited to the International Traffic in Arms Regulations (ITAR), 22 CFR Parts 120 through 130, and the Export Administration Regulations (EAR), 15 CFR Parts 730 through 799, and all embargoes and/or other restrictions imposed by the Treasury Department’s Office of Foreign Asset Controls (OFAC). Sponsor shall notify MSK of any information, data, items, or articles shared with MSK that are subject to the United States Munitions List (22 CFR Part 121) or the Commerce Control List (15 CFR Part 774). MSK has the right to refuse receipt of export-controlled information, data, items, or articles.

28.	Force Majeure. Neither Party will hold the other liable for failure to comply with any of the terms and conditions of this Agreement which failure results from (a) fire, hurricane, earthquake, flood or other natural disaster, (b) war, insurrection, invasion, hostilities, terrorist threats or acts, riot or other civil unrest], (c) strikes, or (d) national or regional emergency beyond the reasonable control of such Party. Each Party will use reasonable efforts to avoid or cure such conditions. The Party claiming such conditions as an excuse for delayed performance will give prompt notice to the other party of the conditions, its intent to delay performance, and how long the delayed Party expects the delay to last. The delayed Party will use diligent efforts to ensure the effects of such force majeure are minimized and resume its performance as soon as possible.

29.	Entire Agreement; No Amendment. This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter. Except as specifically provided in this Agreement, no amendment or change in the provisions of this Agreement or of any exhibit shall be effective or binding upon either Party unless in a writing executed by both Parties.

30.	Original Agreement/Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the New York Electronic Signatures and Records Act/U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

IN WITNESS WHEREOF, the authorized representatives of the Parties have executed this Agreement, effective as of the date of the last signature below:

PROMICELL, INC.		MEMORIAL SLOAN-KETTERING
CANCER CENTER; MEMORIAL
By:	/s/ Miltiadis Sougioultzoglou M.D.	HOSPITAL FOR CANCER AND ALLIED
DISEASES; SLOAN-KETTERING
Name:	Miltiadis Sougioultzoglou M.D.	INSTITUE FOR CANCER RESEARCH

Title:	Chief Executive Officer	By:	/s/ Yashodhara Dash

Date:	10/25/2024	Name:	Yashodhara Dash, MBBS, MBA, PhD
Vice President, Technology

		Title:	Management & Commercialization

		Date:	Oct 31, 2024

Although not individually a party to this Agreement, I, the undersigned MSK Investigator, as an employee of MSK, have read and understand the terms of this Agreement.

By:	/s/ Omar Abdel-Wahab, M.D.
Name:	Omar Abdel-Wahab, M.D.
Date:	10/29/2024

APPENDIX A

The Sponsored Research

1.	INTRODUCTION

1.1.	Title: See attached description.

1.2.	MSK Investigator: The MSK Investigator is Omar Abdel-Wahab, M.D. Should the MSK Investigator become unable to continue supervising the Sponsored Research, MSK will inform the Sponsor and will propose a replacement whose qualifications and experience are reasonably equivalent to those of the original MSK Investigator. If the Parties are unable to reach an agreement regarding a replacement, reasonably acceptable to both Parties, then either Party may terminate this Agreement pursuant to Section 8 of this Agreement.

2.	THE SPONSORED RESEARCH

2.1.	Overview. The Sponsored Research shall consist of the CD-33-related activities described in the attached budget.

2.2.	Period of Performance.

See following page for current estimate of timing.

[***]

APPENDIX B PROJECT BUDGET

1.	Payment Method. Sponsor will make payments in United States dollars to “Memorial Sloan Kettering Cancer Center” and the check stub or corresponding transmittal letter shall include: (i) a note on the check stub or on its transmittal letter that the payment relates to this Agreement; (ii) a reference to the MSK Investigator; (iii) a reference to the MSK contract number SK2024-1046; and (iv) the invoice number. Payments will be sent to the following address (or other address, or direct wire transfer, as may be agreed to by the Parties):

Memorial Sloan Kettering Cancer Center

P.O. Box 29035

New York, N.Y. 10087

1.1.	Should Sponsor fail to pay MSK monies due and payable hereunder for more than [***] days following the date of invoicing or payment due under a Budget, MSK will have the right to terminate this Agreement on [***] written notice, unless Sponsor pays MSK within the [***] day period all such payments due. Upon failure to receive timely payment MSK may choose to halt any current work until full payments (including late fees) are received. Sponsor shall be responsible for all collection costs associated with non-payment.

1.2.	Payments made after the due date will accrue interest beginning the tenth day following the due date, calculated at the annual rate of the sum of: (i) [***] percent ([***]%); plus (ii) the prime interest rate quoted by the Wall Street Journal on the date said payment is due.

2.	Equipment and Property. Title to and ownership of all equipment and property provided to or purchased by MSK under this Agreement will be in and remain with MSK even after completion or termination of this Agreement.

3.	Budget and Payment Schedule. [See Attached].

4.	Invoice Instructions from Sponsor [to be provided by Sponsor if desired].

4.1.	Purchase Order No.:

4.2.	Invoices are to be submitted as follows:

Pharm/Tox Activity – total amount ($[***]) due at signing

Pharm/Tox Activity	Cost (No IDC)*		Cost (with IDC [***]%)
Mouse studies	$	[***]	$	[***]
Retrogenix (off target tox screening)	$	[***]	$	[***]
TOTAL	$	[***]	$	[***]

Regulatory and IND – total amount ($[***]) due at commencement of IND writing.

Regulatory and IND Activity	Cost (No IDC)*		Cost (with IDC [***]%)
IND Writing	$	[***]	$	[***]
Electronic FDA Regulatory filing: eCTD submission (no IDC)	$	[***]	$	[***]
Project Management	$	[***]	$	[***]
Product Development and Regulatory Maintenance	$	[***]	$	[***]
Regulatory Transfer	$	[***]	$	[***]
TOTAL	$	[***]	$	[***]

Manufacturing Process Activity – each milestone* to be invoiced and payment received prior to commencement of work.

1.	Milestone One: Initiation of Plasmid manufacturing - ~$[***] ($[***] w/ IDC)

2.	Milestone Two: Initiation of the manufacturing and biosafety of the seed bank - $[***] ($[***] w/ IDC)

3.	Milestone Three: Initiation of the manufacturing and biosafety of the MCB - $[***] ($[***] w/ IDC)

4.	Milestone Four: Initiation of the manufacturing and biosafety of the VS - $[***] ($[***] w/ IDC)

5.	Milestone Five: Completion of MPCR development - $[***] ($[***] w/ IDC)

6.	Milestone Six: Initiation of the Process development run - $[***] ($[***] w/ IDC)

7.	Milestone Seven: Initiation of the first validation run - $[***] ($[***] w/ IDC)

8.	Milestone Eight: Initiation of the second validation run - $[***] ($[***] w/ IDC)

9.	Milestone Nine: Initiation of the third validation run - $[***] ($[***] w/ IDC)

10.	Milestone Ten: Initiation of small-scale studies, if required - ~$[***] (cost may be higher depending on what small-scale studies are needed) ($[***] w/ IDC)

11.	Milestone Eleven: Initiation of stability studies - $[***] ($[***] w/ IDC)

*	Costs and milestones reflect MSK’s estimates based on anticipated scope of work and current cost structure/expenses at the CTCEF. MSK will endeavor to avoid increases, but reserves the right to increase costs and milestones to reflect work beyond anticipated scope and/or in the event of increased cost structure/expenses at the CTCEF. Indirect costs will remain the same throughout the course of the Sponsored Research.